Cardinal Energy Group, Inc. Hires Dow Bowman as its Chief Operating Officer

‘Mr. Bowman to be headquartered in Albany Texas Field Office’

Dublin OH, July 29, 2014 — Cardinal Energy Group, Inc. (OTCQB: CEGX) is pleased to announce the hiring of Dow Bowman as our new Chief Operating Officer. Mr. Bowman will be headquartered in our recently opened regional operations office in Albany, Texas.

Mr. Bowman began his career with the family owned Bowman Oil Company after graduating from Ohio University with a BA in Business Administration. Mr. Bowman became President of the company and expanded the business by diversifying from a primarily drilling operation to oil, gas, and real estate investments. He continues to manage the financial aspects of the company’s investments. In 1995 he went on to become the manager of drilling and oil and gas operations for Kilbarger Construction of Logan, Ohio where he first joined as rig supervisor and then was promoted to manager of all oil and gas operations. At Kilbarger he set drilling records for the number of wells drilled per quarter as he grew their drilling operations from three to six rigs in the fleet. He doubled their customer base by his service and performance ethics. He managed their land department, including all AMI’s (areas of mutual interest), for the joint ventures, and partner relationships they had with large oil companies. He also managed their well drilling from seismic planning through production.

In March of 2006 he formed Bowman Drilling, LLC of Sugar Grove, Ohio. He developed a successful drilling company from inception to production, as he supervised the company’s daily operations and financial functions. In 2012 Bowman Drilling was purchased by CTI Energy Services of San Angelo, Texas. He was recruited by CTI and moved to Texas to become the transitional general manager of this start-up surface drilling company. He took the company from inception into a full operating concern of 45 employees. At CTI he managed the purchase of all necessary drilling equipment, employee hiring, scheduling of jobs and logistics.

Mr. Bowman was elected by his peers to the Board of Trustees of the Ohio Oil and Gas Association, a trade association with over 3,300 members that is involved in all aspects of the exploration, production and development of crude oil and natural gas resources within the State of Ohio.

“Dow has spent his whole career specializing in the oil and gas Industry. He is a third generation oil and gas man. He has as always been a hands on operations manager which gives him a keen sense of oil field operations. He has extensive practical experience in well preparation and drilling mechanics”, says Timothy Crawford, CEO of Cardinal, “We are confident that Dow will not only lead the charge in our efforts in Texas but will also be key in protecting our interests as we continue to expand our operations”.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations concerning our ability to obtain financing and close on the acquisition of the oil and gas leases and property, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is a U.S producer of oil and natural gas within the United States. The Company is based in Dublin, Ohio. Cardinal focuses on known formations that have significant proven reserves remaining that can be produced economically. Cardinal targets fields with wells that may need remediation due to neglect or undercapitalization. We select prospects that offer a strong up-side for production. The upside we seek in a prospect is twofold – it must have the potential to be restarted or have its current production increased using newer technology and remediation methods and; it must also have additional lease acreage which can be further developed by completing development wells adjacent to existing producing wells. Cardinal exploits these undervalued assets by acquiring a majority working interest in the prospect and then applies the Company’s calculated development plan. Cardinal also seeks acquisitions of over-leveraged companies when there is a clear upside from their purchase based on strong commodity prices. The Company operates throughout the Continental United States. More information on Cardinal Energy Group, Inc. is available at www.cegx.us.

Contact:

Redbird Social, LLC

info@cegx.us

614-459-4959